UBS Global Asset Management (Americas) Inc. 51 West 52nd Street New York, NY 10019-6114 U.S.A. www.ubs.com

May 29, 2009

Mr. John V. Vinci
Executive Director
UBS Financial Services Inc.
1000 Harbor Boulevard
Weehawken, NJ 07086

Re: Amendments to Dealer Agreements for Institutional Money Market Funds

Dear John:

Pursuant to our recent discussions, we wish to amend the following dealer agreements between UBS Financial Services Inc. and UBS Global Asset Management (US) Inc. (“UBS Global AM-US”) with respect to the above referenced funds:

1)	Dealer Agreement dated as of May 9, 2001, as amended, pertaining to UBS Money Series – UBS Select Prime Institutional Fund, UBS Select Treasury Institutional Fund, UBS Select Tax-Free Institutional Fund, UBS Select Prime Preferred Fund, UBS Select Treasury Preferred Fund and UBS Select Tax-Free Preferred Fund (the “Institutional & Preferred Series Agreement”); and
2)	Dealer Agreement dated as of September 18, 2008, pertaining to UBS Money Series – UBS Select Prime Investor Fund, UBS Select Treasury Investor Fund and UBS Select Tax-Free Investor Fund (the “Investor Series Agreement,” and collectively with the Institutional & Preferred Series Agreement, the “Agreements”).

Section 4 of the Institutional & Preferred Series Agreement and Section 8 of the Investor Series Agreement provides that UBS Global AM-US shall compensate UBS Financial Services Inc. in the amount set forth on a schedule to the Agreement and that such amount may be changed from time to time with the express written consent of the parties to the Agreement. We wish to change the amount paid to UBS Financial Services Inc. effective as of May 29, 2009. If this is acceptable to you, the Schedule A to the Institutional & Preferred Series Agreement and Schedule B to the Investor Series Agreement will each be amended in its entirety and replaced with the new corresponding schedule annexed hereto.

We request that you please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to us and retaining one copy for your records.

Regards,

UBS GLOBAL ASSET MANAGEMENT (US) INC.

By: /s/ Keith A. Weller	By: /s/ Joseph Abed
Name: Keith A. Weller	Name: Joseph Abed
Title: Exec. Dir. & Sr. Assoc. GC	Title: Manager

Accepted and Agreed to:

UBS FINANCIAL SERVICES INC.

By: /s/ John Vinci	By: /s/ Cheryl Myers
Name: John Vinci	Name: Cheryl Myers
Title: Executive Director	Title: Executive Director

(Amended Schedule A to Dealer Agreement dated as of May 9, 2001, as amended, pertaining to UBS Money Series – UBS Select Prime Institutional Fund, UBS Select Treasury Institutional Fund, UBS Select Tax-Free Institutional Fund, UBS Select Prime Preferred Fund, UBS Select Treasury Preferred Fund and UBS Select Tax-Free Preferred Fund)

SCHEDULE A

With respect to shares of the following funds sold pursuant to this Dealer Agreement:

List of Funds:

UBS Money Series -
●	UBS Select Prime Institutional Fund
●	UBS Select Treasury Institutional Fund
●	UBS Select Tax-Free Institutional Fund
●	UBS Select Prime Preferred Fund
●	UBS Select Treasury Preferred Fund and
●	UBS Select Tax-Free Preferred Fund (each a “Fund” and collectively, the “Institutional & Preferred Funds”),

UBS Global Asset Management (US) Inc. (“UBS Global AM-US”) will pay UBS Financial Services Inc. a fee at the following annual rate:

Fee Rate Schedule:

●	if the aggregate average monthly assets in (1) the Institutional & Preferred Funds sold pursuant to this Dealer Agreement and (2) UBS Select Prime Investor Fund, UBS Select Treasury Investor Fund and UBS Select Tax-Free Investor Fund (the “Investor Funds”) sold pursuant to a separate dealer agreement between UBS Financial Services Inc. and UBS Global AM-US (collectively, the “Covered Funds”) is less than $10 billion, then the annual rate is 0.04% of the average monthly value of a Fund’s assets;
●	if the aggregate average monthly assets in the Covered Funds is at least $10 billion but less than $30 billion, then the annual rate is 0.06% of the average monthly value of a Fund ’s assets; and

●	if the aggregate average monthly assets in the Covered Funds is above $30 billion, then the annual rate is 0.08% of the average monthly value of a Fund’s assets.

The foregoing fee rate shall become effective as of May 29, 2009, with effect commencing for the entire month of May 2009.

(Amended Schedule B to Dealer Agreement dated as of September 18, 2009, pertaining to UBS Money Series – UBS Select Prime Investor Fund, UBS Select Treasury Investor Fund and UBS Select Tax-Free Investor Fund)

SCHEDULE B

Distribution Fees: 0.25% per annum based on the average daily net assets of each fund covered by this agreement. (You shall also be entitled to an additional fee pursuant to a separate Shareholder Services Agreement.).

Retrocession: With respect to shares of the following funds sold pursuant to this Dealer Agreement:

List of Funds:

UBS Money Series –
●	UBS Select Prime Investor Fund,
●	UBS Select Treasury Investor Fund and
●	UBS Select Tax-Free Investor Fund (each a “Fund” and collectively the “Investor Funds”),

UBS Global Asset Management (US) Inc. ( “UBS Global AM-US”) will pay UBS Financial Services Inc. a fee at the following annual rate:

Fee Rate Schedule:

●	if the aggregate average monthly assets in (1) the Investor Funds sold pursuant to this Dealer Agreement and (2) UBS Select Prime Institutional Fund, UBS Select Treasury Institutional Fund, UBS Select Tax-Free Institutional Fund, UBS Select Prime Preferred Fund, UBS Select Treasury Preferred Fund and UBS Select Tax-Free Preferred Fund (the “Institutional & Preferred Funds”) sold pursuant to a separate dealer agreement between UBS Financial Services Inc. and UBS Global AM-US (collectively, the “Covered Funds”) is less than $10 billion, then the annual rate is 0.04% of the average monthly value of a Fund’s assets;
●	if the aggregate average monthly assets in the Covered Funds is at least $10 billion but less than $30 billion, then the annual rate is 0.06% of the average monthly value of a Fund’s assets; and

●	if the aggregate average monthly assets in the Covered Funds is above $30 billion, then the annual rate is 0.08% of the average monthly value of a Fund’s assets.

The foregoing fee rate shall become effective as of May 29, 2009, with effect commencing for the entire month of May 2009.